Exhibit 99.1

Operator:  Good morning ladies and gentlemen, thank you for standing by.  Welcome to the Sunstone Hotel Investors Third Quarter 2018 Earnings Conference Call.  At this time, all participants are in a listen-only mode.  Later, we will conduct a Question & Answer session and instructions will be given at that time.  I would like to remind everyone that this conference is being recorded today, November 5, 2018 at 12:00 pm Eastern Time. It is now my pleasure to turn the presentation over to Aaron Reyes, Vice President of Corporate Finance.  Please go ahead, sir.

Aaron Reyes:  Thank you, April, and good morning everyone.  By now you should have all received a copy of our third quarter earnings release and supplemental which were made available this morning.  If you do not yet have a copy you can access them on our website.  Before we begin, I would like to remind everyone that this call contains forward-looking statements that are subject to risks and uncertainties including those described in our prospectuses, 10Qs, 10Ks and other filings with the SEC which could cause actual results to differ materially from those projected.  We caution you to consider these factors in evaluating our forward-looking statements.  We also note that this call may contain non-GAAP financial information including adjusted EBITDA, adjusted FFO and hotel adjusted EBITDA margins.  We are providing that information as a supplement to information prepared in accordance with generally accepted accounting principles.

With us on the call today are John Arabia, President and Chief Executive Officer; Bryan Giglia, Chief Financial Officer; Robert Springer, Chief Investment Officer; and Marc Hoffman, Chief Operating Officer.  After our remarks, we will be available to answer your questions.  With that, I would like to turn the call over to John, please go ahead.

John Arabia:  Thanks, Aaron.  Good morning everybody and thank you for joining us today.  We’ll start the call today with a review of our third quarter operating results as well as an update on the current operating environment.  I’ll then provide an overview of our recently completed transactions as well as a brief update on our remaining 2018 capital projects which we expect to provide growth in 2019 and beyond.  Afterwards, Bryan will recap our significant investment capacity including our recently completed $500 million credit facility and then will provide the specifics of our updated guidance relating to our fourth quarter and full-year 2018 earnings as well as our catch-up dividend.

During the third quarter, our portfolio delivered operating results that were near or exceeded the high-end of our previous expectations for RevPAR, total hotel revenues and overall hotel profitability as we continue to experience strength in many parts of our business, particularly with room rates and non-rooms revenue. The third quarter comparable portfolio RevPAR for our 22 hotel portfolio, adjusting for the sale of our two Houston hotels which closed in October, increased 3.7%.  This figure which was made up of a 4.8% increase in average daily rates and a 90 basis point decline in occupancy was at the high-end of our adjusted guidance range.  The third quarter comparable RevPAR growth includes approximately 30 basis points of disruption relating to the JW Marriott New Orleans renovation which is now complete as well as roughly $1 million, or 50 basis points, of disruption from the hurricane activity in the quarter. While we did not incur any property damage from the hurricanes in the quarter, there were weather-related travel disruptions that resulted in notable increases in near-term room

Sunstone Hotel Investors, Inc. - Third Quarter 2018 Conference Call

cancellations leading up to and immediately following the hurricanes.  Nevertheless, overall EBITDA for the portfolio exceeded our expectations despite the hurricane activity and resulted in adjusted EBITDA and adjusted FFO per diluted share above the top-end of our guidance range by 3.1 and 3.4%, respectively.

So let’s talk about the details of our operating results beginning with transient demand.  On the transient side of the business, total revenues increased by 4.2% driven by a stronger-than-expected 5.9% increase in transient room rates and an as-expected, 90 basis point decline in transient occupancy. We had over 4400 room night’s out-of-service at our JW Marriott New Orleans which contributed to roughly half of the transient occupancy decline.  Additionally, we directed specific hotels to limit discount channels and focus instead on higher rated channel segments in certain time periods which resulted in better than expected room rate growth. Similar to last quarter transient pricing was stronger in San Francisco, Wailea, Chicago and San Diego.

Moving on to group trends, as expected, group demand was down a modest 20 basis points over our portfolio in the third quarter due to weaker city-wide demand in Boston and DC.  That said, our group room rates on average were up 3.6% in the quarter.  Additionally, group food and beverage and audio-visual spend per occupied group room increased 3%, continuing the positive trend we have witnessed throughout the year.  Our group clients continue to exceed their food and beverage and audio-visual minimums and increase their catering spend, particularly within the short time period leading up to the event.  We believe our proactive investments in, and repositioning of, several of our hotels have provided our group clients with creative spaces and facilities that deliver fantastic events and therefore we have attracted higher quality groups that are willing to pay more for premium experiences.  These investments have contributed to nearly 9% growth in our group out-of-room spend year-to-date and our 2018 meeting space investments in Orlando and Boston should continue to drive our high-end group business.

Group production, which is all group rooms booked for current and future periods, has also been positive.  Group production, which can be volatile on a quarterly basis, increased by 35% in the third quarter and came close to matching our all-time-high third quarter production that we generated in 2014.  This strong booking activity increased our year-to-date group production to nearly 8% and lifted our fourth quarter group pace by 150 basis points over the last 90 days to nearly 4%. Fourth Quarter pace improved at our Hilton San Diego Bayfront, Renaissance Long Beach and Renaissance Orlando due to the pickup in short-term group leads.  Additionally, fourth quarter citywide room nights are favorable in DC, Baltimore, Boston, San Diego, Orlando and Chicago which should drive additional transient rate compression. Given the robust group base on the books and transient demand pacing ahead in key markets like Wailea, San Diego and Orlando, we expect the fourth quarter will be our strongest RevPAR quarter of the year with RevPAR growth expected to meet or exceed the growth in the third quarter.

Given these factors, we have increased our full-year 2018 guidance to reflect our third quarter outperformance as well as an increased outlook for the fourth quarter.  Accordingly, we have increased the midpoint of our full-year 2018 adjusted EBITDA and adjusted FFO per diluted share by 2.0% and 2.2%, respectively.  We have also increased the midpoint of our full-year RevPAR guidance by 50 basis points.

Now let’s talk a little bit about the number of recently completed transactions.  After many, many months, I’m happy to announce the sale of our two lowest quality legacy hotels remaining in the portfolio, the Hilton Houston North and Marriott Houston in Greenspoint, Texas.  While the pricing on the sale is nothing to write home about, we were able to dispose of these two assets at market clearing pricing, eliminating the need for an estimated $20 to $30 million of near-term future capital

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investment which may or may not have produced any returns and further concentrated our asset value into Long-Term Relevant Real Estate.  The two Houston hotels mark our fourth and fifth hotels sold so far this year and like the other hotels sold this year, they represent the lowest quality commodity hotels within our portfolio and those we believe to have inferior long-term earnings prospects.  With these sales, our total dispositions over the past three years has surpassed $1 billion.  We are pleased with these dispositions, they have been sold at an average trailing EBITDA multiple of approximately 16 times and left us with a higher quality portfolio, more concentrated in Long-Term Relevant Real Estate as well as significant financial optionality.

Moving on, let me provide an update on our exciting 2018 capital projects we expect to contribute to our portfolio growth in 2018 and beyond.  I provided the details of each of these growth opportunities in the past several quarters, so today, I’ll only give a brief update.  At the Orlando Renaissance, the 47,000 square feet of new meeting space is underway and is on-schedule to be completed on-time and on-budget in January.  This expansion will bring our total usable event space to approximately 200,000 square feet or an impressive 256 square feet per guest room making the Renaissance an even more desirable meeting destination.  We expect this $23 million investment will generate a 13% to 15% unlevered return including the limited renovation disruption that is expected as we complete this addition.  Year-to-date we have completed rooms renovations at the Renaissance LAX, club rooms at the Hyatt San Francisco and a material transformation of the guest rooms and bathroom product at the Marriott Long Wharf and the JW Marriott in New Orleans.  Both the Long Wharf and the JW New Orleans renovations included a complete repositioning of the rooms including expanded bathrooms, brand new showers and upgraded amenities. The recently completed Avenue 34 retail to function space conversion at Boston Park Plaza features 7,000 square feet of sophisticated, multi-functional, street-view meeting space.  Collectively, these projects are expected to contribute to our growth in 2019 and beyond.

In summary, our portfolio continues to outperform our expectations and deliver strong results and we are poised to deliver solid growth in the fourth quarter of 2018.  We expect to further benefit as Oceans Edge continues to ramp-up and our 2018 internal investment opportunities deliver incremental earnings.  Furthermore, our low-levered balance sheet and material investment capacity position us well to increase earnings through selective investments and capital recycling, which represents significant unrecognized earnings growth to our shareholders.

With that, I’ll turn our call over to Bryan.  Bryan, please go ahead.

Bryan Giglia:  Thank you, John, and good morning everyone.  As of the end of the third quarter, we had approximately $1.2 billion of consolidated debt and preferred securities outstanding and our current in-place debt has a weighted average term to maturity of over 5 years and a weighted average interest rate of 4.1%.  Our variable rate debt as a percentage of total debt stands at 22% and 43% of our debt is unsecured.  Following the sale of the two Houston assets, we have 17 unencumbered hotels that collectively generated approximately $230 million of EBITDA over the trailing 12 month period and nearly 68% of our EBITDA is now unencumbered.  In addition to cash-on-hand, we now have an undrawn $500 million credit facility and no debt maturities before November 2020.

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In October, we amended our existing credit facility to increase the capacity from $400 million to $500 million as well as extend the maturity to 2023 while securing an enhanced covenant package and more attractive pricing.

Adjusting for the sale of the Houston hotels, we ended the third quarter with nearly $680 million of unrestricted cash-on-hand.  Of this $680 million, we expect to use approximately $80 to $100 million, based on our current estimates to pay our fourth quarter catch-up dividend, which I will discuss momentarily.  This will reduce our adjusted cash balance to roughly $580 to $600 million.  Our meaningful cash balance represents future earnings that will materialize once we deploy this capital.

Now turning to the fourth quarter and the full-year 2018 guidance, a full reconciliation can be found in our supplemental and in our earnings release.  Fourth quarter and full-year guidance have been adjusted for the sale of the two Houston hotels, including an anticipated loss during our ownership period in October as well as anticipated business interruption insurance proceeds of approximately $4 to $5 million at Oceans Edge related to ongoing hurricane disruption experienced throughout this year.  We expect to receive and book the business interruption proceeds in the fourth quarter.

For the fourth quarter, we expect total portfolio RevPAR to increase between 3% and 5%.  We expect fourth quarter adjusted EBITDA to be between $78 million and $81 million and adjusted FFO per diluted share to be between $0.26 and $0.28.  For the full year, we increased our total portfolio RevPAR guidance range to grow between 2% and 3%.  Our updated full-year 2018 adjusted EBITDA guidance range has been increased to $326 million to $329 million and our updated full-year adjusted FFO per diluted share range has been increased to $1.13 to $1.15.

Now turning to dividends.  Consistent with our practice in prior years, we expect to declare a catch-up dividend in the fourth quarter that will generally be equal to our remaining undistributed taxable income. Based on our current outlook, we expect our fourth quarter distribution requirement to be between $0.35 and $0.45 per share.  The size of our catch-up dividend is equivalent to the fourth quarter 2017 catch-up dividend after adjusting for the tax gain on the sale of Fairmont Newport Beach and the Marriott Park City in 2017. At this time, we do not expect a cumulative net tax gain from our completed 2018 asset sales, as gains on the sales of the Marriott Philadelphia, Marriott Quincy and Hyatt Newport Beach have been offset by tax losses on the sales of the Houston hotels. Together with the dividends paid for the first three quarters of 2018, the midpoint of our catch-up dividend range would equate to an annual dividend yield of approximately 3.8%.  We will finalize the amount of the catch-up dividend later this quarter and it will be declared in December of this year.  Separate from the common dividend, our board has already approved the routine quarterly distributions on both of our outstanding series of preferred securities.

With that, I’d like to now open the call up to questions.  April, please go ahead.

Operator:  Thank you.  If you would like to ask a question, please signal by pressing star 1 on your telephone keypad.  If you are using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment.  Again that is star 1 to ask a question and we’ll pause for just a moment to allow everyone an opportunity to signal for questions.

And we’ll take our first question from Thomas Allen from Morgan Stanley, please go ahead.

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Thomas Allen:  Hey, good morning.  So I know you don’t give explicit 2019 guidance, but any commentary on what you’re hearing at your hotels around corporate negotiated rates and any kind of high-level thoughts as we think about 2019?  Thank you.

John Arabia:  Sure.  So far corporate negotiated rate negotiations seem to be moving along well and as anticipated.  Some markets a little bit weaker; some markets a little bit stronger as is the case in any given year but say most expectations, at the very low-end, are generally anywhere from flat in a couple of markets, most in 1% to 3% increase, and a couple markets, high single digits.

Thomas Allen:  All right, great.  Thanks.  And then just in terms of the acquisition environment, can you update us where you are there?

John Arabia:  Sure.  On the acquisition environment, clearly we have been very busy in not only disposing of assets but our investment team, our investment professionals, remain very active in underwriting  a fairly healthy number of potential investments. I will tell you, Thomas, that the acquisition environment right now is as competitive as we have ever seen.  The acquisition market right now is one in which participants need to distinguish themselves not only with speed and certainty of closing but we’ve seen in a couple of transactions in the first 9 to 10 months of this year is what really distinguished one from another is paying a price particularly in excess of where broker indications of value are.  And so what we’ve seen recently is some fairly aggressive pricing on transactions and implied cap rates on assets that are actually lower than where we’ve been for the past couple of years.  So we remain very active given the amount of financial flexibility, given our speed and diligence, to underwriting assets.  We have, I believe, distinguished ourselves as a very good counterparty but it remains competitive.

Thomas Allen:  Helpful, thank you.

John Arabia:  Thanks, Thomas.

Operator:  And we’ll move to our next question from Anthony Powell from Barclays, please go ahead.

Anthony Powell:  Hi, good morning guys.  There’s been a lot of talk about weaker citywide calendars in 2019.  Can you go over how the citywides look in each of your relevant markets and do you think any of your recent meeting room expansions in markets like Boston and Orlando will be able to mitigate any of the weakness?

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John Arabia:  Yes, good morning, Anthony.  You know, I think we were one of the first people to bring up the issue of relatively weak citywides on our last earnings call and since, a few other folks have joined in on that discussion.  It’s no secret that there are some weak citywide markets next year in DC, LA, Boston, Chicago, to name a few.  The good news is we believe in a couple of those markets we have mitigating factors.  For example, in LA, we are in a different submarket that won’t be, you know, materially impacted by the decline of the LA Convention Center.  New Orleans, we have a brand new beautiful rooms product that we think is a mitigating factor and the same thing in Boston.  Not only with the expansion of meeting space, one of the reasons that Marc Hoffman and team wanted to increase the amount of meeting space of Boston Park Plaza was so we could expand our in-house group.  I think that’s going to be a winning strategy.  Or at Long Wharf, which again I think is one of the best located hotels in the city, with that type of room product, we believe very strongly that it’ll mitigate some of the short-term cyclicality, but long-term we believe that we have a winning location and a great product.  So overall, while there are several cities with weaker convention calendars next year, we think we’re positioned fairly well.  I would also tell you, if you talk to some of the major brands, particularly Marriott or Hilton, what we are hearing is 2020 actually has pretty strong group bookings versus 2019.

Anthony Powell:  Got it, thanks.  And moving on to Wailea, obviously, you know, 20-plus percent RevPAR growth year-to-date, very good results.  Could you update us on where you are versus your comp sets and how much more I guess, you know, catch-up or closing a gap do you have of that property relative to your closest peers?

John Arabia:  Yes, I think Anthony that there is probably one more year of continuing to increase index at that hotel.  The hotel is just doing remarkably well and meeting planners have really been favorable on the quality, not only the asset but the service, the team that we have there to service the guests, a couple of the new meeting areas that Marc and team have designed have really gone over well.  So we had anticipate another strong year of index.  Although how we plan on getting there next year, for example, is we are reducing the number of group rooms going into next year because we believe so strongly in transient demand in 2019, particularly with a couple of our competing hotels going under renovations and taking rooms out of service.  So that’s one where even though the pace would be down on paper, that’s actually a bullish commentary.

Anthony Powell:  All right, great.  That’s it for me, thank you.

John Arabia:  Thank you, sir.

Operator:  We’ll take our next question from Chris Woronka from Deutsch Bank, please go ahead.

Chris Woronka:  Hey, morning guys.

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John Arabia:  Hey, Chris.

Chris Woronka:  Maybe we could circle back to John’s comment about I think you instructed some of your operators to turn off some discount channels and push rate a little bit more on transient business.  What did you see that made you do that and how quickly are you able to do something like that, you know, in future quarters?

John Arabia:  Yes, let me just be more specific on that, Chris.  That was on specific hotels in specific time periods.  Our asset managers are on weekly revenue and group sales calls and so if we believe that there are opportunities where we are seeing compression in various markets, then we’ll take those opportunities.

Bryan Giglia:  Hi Chris, it’s Bryan.  In the quarter specifically to the point John was making, in certain markets such as Wailea, we had very strong transient demand and then also in San Francisco and Chicago, both had strong citywides which allowed us to further compress that rate.

Chris Woronka:  Okay, that’s helpful.  And then, you know, just I guess to ask the integration question, we’ve heard some different things but I guess as you look across your portfolio, do you think 2019 brings more benefits from the Marriott integration than maybe you saw in 2018?

Marc Hoffman:  Yes, we didn’t really see any integration issues significantly in our portfolio.  We didn’t own any Starwood assets so Starwood asset owners really suffered more than anyone else.  I think that it will make sense that as Marriott continues to put the two companies together that there should be benefits.

Chris Woronka:  Okay, very good.  Thanks guys.

John Arabia:  Thanks Chris.

Operator:  And we’ll take our next question from Lukas Hartwich with Greenstreet Advisors, please go ahead.

Lukas Hartwich:  Thanks, good morning guys.

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John Arabia:  Morning Lukas.

Lukas Hartwich:  Hey, can you provide an update on the supply outlook for your portfolio?

Robert Springer:  Hey, Lukas, it’s Robert.  So, you know, generally speaking, not much has changed since the last time we kind of went through supply, you know, markets that, you know, and we’ve talked about in the past, markets that have a bit more supply on the, you know, New York remains a, you know, supply just continues to come in that market and that’s been, you know, well documented and talked about.  You know what’s particularly frustrating in New York is the absolute size of the market and the growth that it continues to get just on absolute number basis in terms of rooms.  Other market with supply coming, Boston albeit it’s kind of the inverse of New York, Boston is a relatively small market in terms of total number of rooms so the percentage increases are a bit higher but the absolute number of the rooms are smaller.  Portland continues to have higher supply numbers and we are actually seeing some meaningful supply in Baltimore.  So those would be kind of the markets where we see the highest.  All of those growth rates on a compound annual growth rate between 2018 and 2021, they are all in the kind of mid-3’s so 3.9% for New York; 3.7% for Portland; 3.8% for Boston.

Lukas Hartwich:  Great.  And then in terms of the competitive acquisition environment, do you think buyers are reducing return expectations or are they getting more aggressive with their assumptions?

John Arabia:  Hard to tell, Lukas.  We obviously don’t see other people’s underwriting but I don’t know how much of it is a different underwriting, assumptions.  As you well know, we put into our underwriting a downturn.  As this economic expansion has gone longer than we thought we keep moving that downturn back but we still think its important fundamental underwriting process as it better measures the long-term earnings power of individual assets.  It strikes me that people continue a little bit, my guess is that people continue to reduce their investment hurdles.  And I also have to imagine, Lukas that it’s also a little bit of a weight of capital issue that there are some buyers that have missed out on various opportunities and then we have seen those buyers be incredibly aggressive around acquisition processes later on.  So, you know, we continue to see a wall of capital chasing hotels although with the recent downdraft in share prices and the small movement in the bond market, we’ll see how that impacts that wall of capital, whether or not it marginalizes it a little bit here in the near term.  So far though, a little too early to tell.

Lukas Hartwich:  That’s helpful.  Thank you.

John Arabia:  Thanks, Lukas.

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Operator:  We’ll move on to our next question from Shaun Kelly with Bank of America, please go ahead.

Dany Asad:  Hey, guys this is actually Dany Asad on for Shaun.  Just one question on this upcoming quarter.  So can you maybe help us, like, with the improved outlook in the fourth quarter at, like, for the core portfolio, are there any specific markets or assets that are exceeding your expectations so far that you’re underwriting better performance for the next quarter or is it just the broader market view?

Bryan Giglia:  Hey Dany.  I think generally while there are specific markets, it is a broader view.  Our fourth quarter guidance and increase in the guidance is a function of specific markets, Wailea continues to perform better, Oceans Edge is ramping up and obviously had the hurricane impact from last year but it continues to come back.  And then for our portfolio, San Diego and San Francisco are both strong in the fourth quarter.

Dany Asad:  Great.  And just looking out until next year, I definitely understand that it’s probably a bit early to have the specifics but maybe how should we think about capital plans and, like, potential disruption for next year versus this year, at least directionally?

John Arabia:  You know we have capital projects at various points next year, we’re doing a rooms renovation in Baltimore, a soft goods rooms renovation at the Hilton Bayfront, just to name a couple.  But we would anticipate while we don’t have specifics right now for 2019, we would expect that our renovation disruption in 2019 is lower than that which we experienced this year.  Keep in mind that this year we had a particularly big renovation, a bathroom renovation which is time consuming and very disruptive to the room in a market like Boston where, you know, while there’s some seasonality, you’re still talking about in such a long renovation process, you’re talking about moving into periods where you should be charging very high rates.  So year-over-year that should be some benefit to us moving into 2019.

Dany Asad:  Got it, okay.  Got it, that’s it for me, thank you very much.

John Arabia:  Thank you.

Operator:  We’ll move on to our next question from Stephen Grambling from Goldman Sachs, please go ahead.

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Stephen Grambling:  Hey, thanks.  I have two follow ups.  First, on the competitive transaction environment, what does that broadly tell you about the cycle and how you would generally prioritize the allocation of your cash?  And more specifically, what would ultimately make you say let’s shift this to other areas, either, you know, greater reinvestment in the portfolio or even buyback?

John Arabia:  Yes, so what does it mean to our capital allocation?  Look, our day job really is to maximize the value of what we have and so we’re constantly, as a group, trying to maximize through asset management, design and construction, et cetera, maximizing our existing assets and I think we do that well.  The second biggest question on our plate right now is how do we approach capital allocation in a market where we believe we are longer in a cyclical environment and seemingly it’s becoming more and more competitive to acquire the assets that we like.  I think it’s a difficult question and one that, you know, we as a senior management team and board focus on materially.  I think we need to pick our points.  Robert Springer and team have been incredibly active this year underwriting assets and I feel comfortable that our time will come but we are balancing the desire to put capital to work with our, probably our greater desire, of making sure that we are acquiring assets that we feel very good about our long-term investment prospects.

I think your second question was just about other investment avenues, other investment avenues including reinvesting into our existing portfolio.  I think this year we found several areas in which to add incremental capital.  The ballroom down in Orlando which is coming along exceptionally well and it’s just incredible space.  Incremental investment in some of our rooms renovations and particularly those hotels that we deem to have the opportunity to really make a difference with the rooms product, those hotels that aren’t just commodity and soap on the shelf, I think we’ve made those.  We continue to look for incremental investments within our portfolio.  We have a few next year including potentially adding rooms to a couple of our hotels but we love internal investments, wish we had more of them quite honestly as those tend to be our highest IRR investments with what we believe to be the lowest risk.

Stephen Grambling:  Fair enough.  And then maybe a second follow up to some of your comments and answers on pricing.  I guess we’ve often hear from investors that pricing in lodging hasn’t really broken out despite a very healthy occupancy backdrop.  So as you’ve gained some traction there and you eluded to, you know, some of the compression that you’ve been able to see, but has anything changed in either your process by which you allocate inventory by channel or do you think there’s any impact from direct booking campaigns that may be waiting or anything else that could be dictating the final increase in pricing that seems to be coming around?

John Arabia:  No, perhaps on the margin but not really.  The only thing that I would say that has been beneficial of late is the expansion of the cancellation periods.  Almost every single one of our hotels now is up to 72 hours.  That really helps our revenue managers from the cancel and rebook that we saw leading up to that.  We have been incredibly supportive and vocal of the brands, of our operators that have moved further out, that’s about the only thing I’d say.

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Marc Hoffman:  Yes, and I think the other thing that has improved is that both Marriott, Hilton and the other large brands now have the ability to close out third party, Expedia, et cetera, when we have peak demand, and that has helped.

Stephen Grambling:  Great, thanks so much.

John Arabia:  Thank you.

Operator:  And we’ll move on to our next question from Michael Bellisario from Baird, please go ahead.

Michael Bellisario:  Good morning everyone.

John Arabia:  Hey, Michael.

Michael Bellisario:  John, how far off are you on deals that you are missing out on and maybe what’s changed versus 90 days ago when you were much more optimistic about getting capital deployed when you communicated to us on last quarter’s conference call?

John Arabia:  I think your first question was how far off have we been.  I’d say high single digits to just around 10, maybe even a little bit more percent.  You know, I think I remain opportunistic.  There have been a couple of transactions that we lost out on in the second and third quarter although they went out at prices that as evidenced by our bidding strategy, they went out at prices that we were okay losing them so, you know, that is what it is.  It’s a competitive market, there are a number of very savvy, well capitalized, aggressive buyers in the market right now, we shouldn’t expect to get every acquisition.  But I remain confident that over a reasonable amount of time, we will be able to invest our shareholders’ capital wisely.

Michael Bellisario:  And has anything changed for you on the share repurchase front, I know the stocks up a bit off the recent lows, but any change in view especially given that you’ve sold off more of the lower quality, non-core assets recently?

John Arabia:  No, I continue to believe that share repurchase is a capital allocation tool that is accessible to us.  I think it’ll be one that’s employed at the right time.  No, so really no change in our view on share repurchase.

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Michael Bellisario:  And maybe just lastly, I may have missed it did you guys provide a 2019 group pace figure based on where thing stands today?

John Arabia:  No, we have not.  We’ll talk about our 2019, both pace and our full guidance on the next quarterly call.

Michael Bellisario:  Okay, fair enough.  Thank you.

John Arabia:  Thanks, Michael.

Operator:  And we’ll take our next question from David Katz from Jefferies, please go ahead.

David Katz:  Hi, good morning everyone.

John Arabia:  Hey, David.

David Katz:  Hey.  I wanted to ask about, and I know you’ve covered I think, you know, a lot of issues so far, but with respect to the wall of capital, is there an international component of that that has, you know, become a more meaningful participant?  Or is that sort of at what you would consider a normal run rate at this point?

John Arabia:  Actually I would say that Chinese backed capital we’ve actually seen that that has gone from a very strong bid, 24 months, 36 months ago to actually we don’t see them bidding right now.

David Katz:  Right.

John Arabia:  There are a couple of sovereigns that remain active but overall, where we’re seeing the most competition over the past 9 months has been private equity both large and small and at REITs and then a couple of family offices.

David Katz:  Interesting.  And if I can just go back to one comment that you made with, I think, the previous question about stock buybacks.  You made reference to, you know, when it’s the right time, we’ll consider that.  How would you classify the

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right time?  Is it, you know, and what is your sort of overall philosophy about that?  Is it the level of the stock?  Is it the availability of your cap structure?  How do you sort of think about that right time?

John Arabia:  It’s all of those things, David.  Obviously we have to have the capacity to do something like that.  I think there’s no question given our very low leverage profile and significant liquidity that we have access to do that.  Clearly it would have to be at a notable discount to net asset value but also keeping in mind that net asset value can change.  It also depends on the capital needs in the portfolio.  Capital needs or what we anticipate needs to be for transactions moving forward.  So a whole lot of it depends but I do believe that share repurchase is a capital allocation tool we have available to us, potentially a meaningful one.  I don’t view it as a signaling tool but it’s a capital allocation tool and at the appropriate time, it’s a very good one.

David Katz:  Got it.  Okay, thanks very much.  See you soon.

John Arabia:  Great, thank you.

Operator:  And there are no further questions at this time.  I would like to turn the conference back over to John Arabia for any closing or additional remarks.

John Arabia:  Thank you very much, April, we very much appreciate it and we look forward to seeing many of you in San Francisco at NAREIT and hope you have a wonderful day.

Operator:  This concludes today’s presentation.  We thank you for your participation, you may now disconnect.

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